EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Miller Energy Resources, Inc.

We consent to the use of our reports dated July 16, 2012, with respect to the consolidated balance sheets of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of April 30, 2012, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Knoxville, Tennessee

September 26, 2012